Exhibit 99.2

Marathon Reports Fourth Quarter and Fiscal Year 2020 Results

Las Vegas, NV. – March 16, 2021 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), one of the largest enterprise Bitcoin self-mining companies in North America, reported financial results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 and Recent Highlights

●	Purchased 90,000 of the industry’s most efficient Bitcoin miners during the fourth quarter, increasing the Company’s mining fleet to approximately 103,120 miners capable of producing 10.37 EX/s (exahash per second) by the first quarter of 2022
●	Initiated construction of mining facility adjacent to Beowulf’s energy plant in Hardin, MT, supplying Marathon long-term access to electricity at 2.8¢/kWh
●	As of March 15, 2021, installed 3,697 S-19 ASIC miners at the mining facility Hardin, MT, increasing Marathon’s current active mining fleet to 5,690 miners with an additional 6,641 already delivered from Bitmain and in the process of being installed
●	Formed the Digital Currency Miners of North America (DCMNA), a U.S.-based non-profit aimed at improving the mining environment for North American miners
●	As of December 31, 2020, the Company had $216.1 million in cash and cash equivalents and total liabilities of $1.5 million
●	As of December 31, 2020, the Company generated and held over $2.3 million in bitcoins as digital currencies
●	As of March 15, 2021, the Company had $219.0 million in cash and cash equivalents (*unaudited)
●	As of March 15, 2021, the Company generated and held over 254 bitcoins, each of which had a market price of approximately $56,413; as a result, the approximate value of Marathon’s bitcoins held as digital currencies was over $14.3 million (*unaudited)
●	Subsequent to year end, purchased 4,812.66 bitcoins for $150 million (average purchase price of $31,168 per BTC), establishing the Company as one of the only pure-play Bitcoin investment options; as of March 15, 2021, the Company’s $150 million investment in Bitcoin has a fair market value of approximately $271 million, a gain of approximately 81%
●	Rebranded to Marathon Digital Holdings, reflecting the Company’s position as a leading digital asset technology company
●	Strengthened management team with the appointments of Simeon Salzman to chief financial officer and Kevin A. DeNuccio to board of directors

Management Commentary

“2020 was a momentous year for our business as it marked the beginning of our transition into one of the largest and most efficient Bitcoin miners in North America,” said Merrick Okamoto, Marathon’s chairman and CEO. “In the second half of last year alone, we established our 105 MW mining facility in Hardin, MT, where we have consistent access to electricity at rates far below market average, we presciently purchased more than 100,000 of the industry’s top performing Bitcoin miners before supply began to become constrained, and we enhanced our balance sheet.

“With a solid foundation to grow the business established, we are now focused on continuing to build out our mining facility and bring our miners from Bitmain online. Once all miners are deployed, which we currently expect to occur in the first quarter of 2022, Marathon’s mining fleet will consist of approximately 103,120 miners that generate 10.37 EH/s. As evidenced by the investments we have made into our mining operations so far, the establishment of the DCMNA, our $150 million investment in Bitcoin, and our rebranding, Marathon is fully committed to becoming one the largest and most innovative enterprise Bitcoin self-mining companies, and we look forward to executing against our strategy to do so throughout 2021 and beyond.”

Marathon’s chief financial officer, Sim Salzman, commented, “Financially, 2020 was highlighted by a 268% increase in revenue year-over-year and a substantial improvement to our balance sheet. We ended the year with $216.1 million cash and cash equivalents, which compares to less than $1.0 million cash at the end of 2019. While the price of Bitcoin and the network difficulty rate are subject to change, our mining operations are expected to produce at approximately 90% gross margins, which gives us confidence that we will see improvements in our financial metrics over the coming quarters as we continue to build out our mining operations.”

Fourth Quarter 2020 Financial Results

Total revenue increased 854% to $2.6 million from $0.3 million in the fourth quarter of 2019.

Operating loss was $5.0 million compared to an operating loss of $1.3 million in the fourth quarter of 2019. In the fourth quarter of 2020, cost of goods sold included $3.0 million of non-cash items, including $1.2 million of Bitcoin server depreciation, an $871,000 impairment on mining equipment sold subsequent to year end, and a $969,000 non-cash expense for server maintenance. Excluding non-cash items, operating loss in the fourth quarter of 2020 was $1.9 million.

Net loss totaled $5.2 million or $(0.10) per diluted share, compared to net loss of $1.2 million or $(0.17) per diluted share in the fourth quarter of 2019.

In the fourth quarter 2020, the Company generated over 157 bitcoins. The Company last sold bitcoin on October 21, 2020, and since then, has been accumulating or “hodling” all bitcoin generated. As of December 31, 2020, the Company held approximately 126 bitcoins. Subsequent to the year end, the Company invested $150 million into a fund-of-one and purchased 4,813 bitcoin using proceeds generated from an at-the-market offering at an average purchase price of $31,168.

Full Year 2020 Financial Results

Total revenue increased 268% to $4.4 million from $1.2 million in the fiscal year 2019.

Operating loss was $9.8 million compared to $4.2 million in 2019.

Net loss totaled $10.4 million, or $(0.13) per diluted share, compared to net loss of $3.5 million or $(0.53) per diluted share in 2019.

Cash used in operations was $7.8 million, compared to $3.3 million during 2019.

At December 31, 2020, cash and cash equivalents was $216.1 million compared to $17.3 million at September 30, 2020 and $693,000 at December 31, 2019.

Marathon’s Digital Assets

For the year ended December 31, 2020, the carrying value of Marathon’s digital assets (comprised solely of bitcoin) was $2.3 million, which reflects cumulative impairment charges of $0 since acquisition. Marathon accounts for its digital assets as indefinite-lived intangible assets, which are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition. Marathon determines the fair value of its bitcoin based on quoted (unadjusted) prices on the active exchange that Marathon has determined is its principal market for bitcoin. Marathon considers the lowest price of one bitcoin quoted on the active exchange at any time since acquiring the specific bitcoin. If the carrying value of a bitcoin exceeds that lowest price, an impairment loss has occurred with respect to that bitcoin in the amount equal to the difference between its carrying value and such lowest price. Impairment losses are recognized as “digital asset impairment losses” in Marathon’s Consolidated Statements of Operations and Comprehensive Loss.

As of December 31, 2020, the average cost and average carrying value of Marathon’s bitcoins were approximately $18,391 and $18,391, respectively. As of March 15, 2021, at 6 p.m. EST, Marathon held approximately 5,066.66 bitcoins, of which 4,812.66 are held in an investment fund of one while the other 254 were generated by the Company’s operations. The market price of one bitcoin in the principal market on March 15, 2021 was approximately $56,413, and the approximate value of the bitcoins the Company has invested in and held as digital currencies was therefore over $285.8 million (*unaudited).

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hashrate may also materially affect the future performance of Marathon’s production of Bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of March 2021. See “Safe Harbor” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that mines cryptocurrencies with a focus on the blockchain ecosystem and the generation of digital assets.

Marathon Digital Holdings Company Contact:

Jason Assad

Telephone: 678-570-6791

Email: Jason@marathonpg.com

Marathon Digital Holdings Investor Contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: MARA@gatewayir.com

Marathon Digital Holdings

Condensed Consolidated Balance Sheets

Marathon Digital Holdings

Condensed Consolidated Statements of Operations